Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 14, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Magma Design Automation, Inc., which appears in Magma Design Automation’s Annual Report on Form 10-K for the year ended March 31, 2005.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 9, 2006